Liberty Energy Inc. Announces Third Quarter 2023 Financial and Operational Results and Raises Quarterly Dividend by 40%
October 18, 2023
Denver - (Business Wire) - Liberty Energy Inc., (NYSE: LBRT; “Liberty” or the “Company”) announced today third quarter 2023 financial and operational results.
Summary Results and Highlights
•Revenue of $1.2 billion, a 2% increase over the prior year
•Net income1 of $149 million, or $0.85 fully diluted earnings per share, a 1% and 10% increase, respectively, over the prior year
•Adjusted EBITDA2 of $319 million and 12-month Adjusted Pre-Tax Return on Capital Employed3 of 44%
•Achieved third consecutive quarter of record average daily pumping efficiency driving solid results
•Began commercial deployment of digiPrime℠ hybrid pumps, the primary source of future horsepower anchored by the most efficient natural gas frac engines with the lowest emissions profile
•Delivered strong third quarter free cash flow and returned $38 million to shareholders through share repurchases and a quarterly cash dividend
•Repurchased and retired 1.0% of shares outstanding during the quarter, and a cumulative 10.6% of shares outstanding since reinstating the repurchase program in July 2022
•Increased quarterly cash dividend by 40% to $0.07 per share beginning fourth quarter of 2023
•Included in the S&P 600 Index prior to the market open on September 18, 2023
“Liberty delivered excellent quarterly financial results reflecting outstanding operational execution, focused customer engagement and agility across a softer North American frac market. Record pumping efficiencies drove sequential growth in revenue and Adjusted EBITDA while idling one fleet during the quarter. The industry remained disciplined, championing steady pricing for quality services while withdrawing underutilized frac fleets from the market. Our superior execution combined with expanded vertical integration and technology investments culminated in a trailing 12-month Adjusted Pre-Tax Return on Capital Employed3 of 44%,” commented Chris Wright, Chief Executive Officer.
“Over the years, our investment decisions have increased our competitive advantage, driving value creation through technology, scale and vertical integration. Today, the latest piece in our digiTechnologies℠ suite is demonstrating impressive operating results. The commercial deployment of our proprietary digiPrime units commenced in late September, quickly becoming the crew and customer’s favorite technology on location. Our digiFrac℠ fleets deployed during the year reached new operating records, maximizing fuel efficiency with Liberty Power Innovations (“LPI”) CNG logistics and on-site management. We are on track to be operating four digiFleets by year end and six digiFleets by the end of January 2024. We are excited by the strong customer pull for our digiFleets and the enduring competitive advantages they bring to our portfolio,” continued Mr. Wright.
“Our returns-focused strategy centers on strong cash flow generation to fund compelling investments while returning cash to shareholders. During the third quarter, we repurchased 1% of our shares outstanding, or a cumulative 11% since our buyback reinstatement in July 2022.”
1    Net income attributable to controlling and non-controlling interests.
2    “Adjusted EBITDA” is a financial measure not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). This measure is defined below under the heading “Non-GAAP Financial Measures.” Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
3    Adjusted Pre-Tax Return on Capital Employed (“ROCE”) is a non-U.S. GAAP operational measure. This measure is defined below under the heading “Non-GAAP Financial Measures.” Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.

“Our investment in differential technologies and innovative businesses build on our competitive advantage and expand our market opportunities. We increased our quarterly cash dividend by 40% in response to the significant growth in our per share earnings and cash generating abilities from our business transformation over the last three years. We remain focused on maximizing the value of each Liberty share and driving higher total returns for years to come.”
Outlook
Frac industry dynamics are encouraging amidst moderating demand trends, as service prices have remained relatively steady while underutilized frac fleets exited the market. Fleets across the industry were idled in response to completions activity softness, supporting a better supply-demand balance of marketed fleets as compared to prior cycles. As the Shale Revolution matures, the industry has adapted to a new era in frac markets through consolidation, technological progress, disciplined investment and serving increasingly complex customer needs.
Frac activity has largely stabilized at current levels, representing a baseload of frac fleet demand needed to sustain E&P operators’ flattish production levels. Fourth quarter trends will likely see seasonal softness, winter weather, and holiday disruptions. We expect the recent strengthening of commodity prices will drive a modest increase in activity beginning in 2024.
Global oil and gas markets found firmer footing during the third quarter, driving higher oil and gas prices. Volatility in commodity markets has emerged from the possibility of an escalating conflict in the Middle East and renewed recessionary fears. Recognizing the elevated uncertainty, global oil industry production and demand trends infer that the delicate balance of oil and gas markets is tilted to the upside. The long-term demand outlook for secure North American energy anchors a more durable cycle. OPEC+ decisions, including the extension of Saudi Arabia’s production cuts, further demonstrate a willingness to support commodity prices, underpinning long-term investments in North American shale.
“Energy market fundamentals support positive momentum in North America resource development, leading to consolidation and investment amongst E&P operators focused on long term value creation. Liberty is uniquely positioned to support our customers’ ambitions to unlock value with our next generation technologies, integrated services, and scale. We are confident that our superior, reliable service quality better positions our customers to achieve higher capital and operating efficiencies to deliver durable returns,” commented Mr. Wright.
“Liberty teams outperformed in the third quarter despite industry activity headwinds, delivering significant operating efficiencies and attractive returns. Fourth quarter activity is expected to slow modestly on normal seasonality and the related impact on efficiency. For full year 2023, we expect Adjusted EBITDA will be at the high end of our guidance range of 30% to 40% growth over 2022,” continued Mr. Wright. “We continue to deliver superior returns and a differential service for our customers. Our commitment to excellence and focus on company culture, our next generation digiTechnologies suite, and LPI positions us well to compete in near-term cycles and over the long term.”
Share Repurchase Program
During the quarter ended September 30, 2023, Liberty repurchased and retired 1,784,899 shares of Class A common stock at an average of $16.38 per share, representing 1.0% of shares outstanding, for approximately $29 million. Liberty has cumulatively repurchased and retired 10.6% of shares outstanding at program commencement on July 25, 2022. Total remaining authorization for future common share repurchases is approximately $211 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.
Quarterly Cash Dividend
During the quarter ended September 30, 2023, the Company paid a quarterly cash dividend of $0.05 per share of Class A common stock, or approximately $8 million in aggregate to shareholders.
On October 17, 2023, the Board declared a cash dividend of $0.07 per share of Class A common stock, to be paid on December 20, 2023 to holders of record as of December 6, 2023. This dividend represents a 40% increase from the prior quarter.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
S&P 600 Inclusion
Liberty was recently included in the S&P 600 Index effective prior to the market open on September 18, 2023. Prior to the inclusion, Liberty was not a constituent in the S&P Composite 1500 Indices.
Third Quarter Results
For the third quarter of 2023, revenue grew to $1.2 billion, an increase of 2% from $1.2 billion in the third quarter of 2022 and 2% from $1.2 billion in the second quarter of 2023.
Net income1 (after taxes) totaled $149 million for the third quarter of 2023 compared to net income1 of $147 million in the third quarter of 2022 and net income1 of $153 million in the second quarter of 2023.
Adjusted EBITDA2 of $319 million, increased 15% from $277 million in the third quarter of 2022 and 2% from $311 million in the second quarter of 2023. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share was $0.85 for the third quarter of 2023 compared to fully diluted earnings per share of $0.78 for the third quarter of 2022 and fully diluted earnings per share of $0.87 for the second quarter of 2023.
Balance Sheet and Liquidity
As of September 30, 2023, Liberty had cash on hand of $27 million, a slight decrease from second quarter levels, and total debt of $223 million drawn on the secured asset-based revolving credit facility (“ABL Facility”), a $65 million decrease from second quarter. Total liquidity, including availability under the credit facility, based on the September 30, 2023 financials, was $322 million.

Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, October 19, 2023. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 9116297. The replay will be available until October 26, 2023.
About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyenergy.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, and ROCE. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, costs of asset acquisitions, gain or loss on the disposal of assets, bad debt reserves, transaction, severance, and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, the gain or loss on investments, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.
We define Adjusted Pre-Tax Return on Capital Employed (“ROCE”) as the ratio of pre-tax net income (adding back income tax and tax receivable agreement impacts) for the twelve months ended September 30, 2023 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of September 30, 2023 and September 30, 2022. ROCE is presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.

Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “forecast,” “assume,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 10, 2023, in our Form 10-Q for the quarter ended March 31, 2023 as filed with the SEC on April 21, 2023, in our Form 10-Q for the quarter ended June 30, 2023 as filed with the SEC on July 21, 2023, and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer

Anjali Voria, CFA
Strategic Finance & Investor Relations Lead

303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,215,905	$1,194,988	$1,188,247	$3,672,970	$2,923,636
Costs of services, excluding depreciation, depletion, and amortization shown separately	850,247	833,456	874,453	2,572,119	2,258,190
General and administrative	55,040	58,034	50,473	166,110	130,953
Transaction, severance, and other costs	202	985	1,767	1,804	5,293
Depreciation, depletion, and amortization	108,997	99,695	82,848	303,093	234,815
Gain on disposal of assets	(3,808)	(3,660)	(4,277)	(6,981)	(3,041)
Total operating expenses	1,010,678	988,510	1,005,264	3,036,145	2,626,210
Operating income	205,227	206,478	182,983	636,825	297,426
Loss on remeasurement of liability under tax receivable agreements (1)	—	—	28,900	—	33,233
Gain on investments	—	—	(2,525)	—	(2,525)
Interest expense, net	6,776	6,475	6,773	21,142	15,959
Net income before taxes	198,451	200,003	149,835	615,683	250,759
Income tax expense (1)	49,843	47,332	2,572	151,658	3,637
Net income	148,608	152,671	147,263	464,025	247,122
Less: Net income attributable to non-controlling interests	—	—	310	91	389
Net income attributable to Liberty Energy Inc. stockholders	$148,608	$152,671	$146,953	$463,934	$246,733
Net income attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.88	$0.88	$0.79	$2.68	$1.33
Diluted	$0.85	$0.87	$0.78	$2.62	$1.30
Weighted average common shares outstanding:
Basic	169,781	173,131	185,508	173,135	185,414
Diluted	173,984	176,225	189,907	177,284	190,465

Other Financial and Operational Data
Capital expenditures (2)	$161,379	$151,746	$95,047	$442,779	$312,154
Adjusted EBITDA (3)	$319,213	$311,463	$276,853	$960,561	$564,793

(1)During the second quarter of 2021, the Company entered into a three-year cumulative pre-tax book loss driven primarily by Covid-19 which, applying the interpretive guidance to Accounting Standards Codification Topic 740 - Income Taxes, required the Company to recognize a valuation allowance against certain of the Company’s deferred tax assets. During the year ended December 31, 2022, the Company achieved three years of cumulative pre-tax income in the U.S. federal tax jurisdiction, management determined that there is sufficient positive evidence to conclude that it is more likely than not that the Company will realize the Company’s net deferred tax assets in the foreseeable future. For the year ended December 31, 2022 the Company recorded a release of the valuation allowance. In connection with both the recognition and release of a valuation allowance, the Company was also required to remeasure the liability under the tax receivable agreements.
(2)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(3)Adjusted EBITDA is a non-GAAP financial measure. This measure is defined under the heading “Non-GAAP Financial Measures.” Please see the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$26,603	$43,676
Accounts receivable and unbilled revenue	728,426	586,012
Inventories	211,747	214,454
Prepaids and other current assets	100,848	112,531
Total current assets	1,067,624	956,673
Property and equipment, net	1,613,437	1,362,364
Operating and finance lease right-of-use assets	233,475	139,003
Other assets	153,349	105,300
Deferred tax asset	21,238	12,592
Total assets	$3,089,123	$2,575,932
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$738,160	$609,790
Current portion of operating and finance lease liabilities	55,649	38,687
Current portion of long-term debt, net of discount	—	1,020
Total current liabilities	793,809	649,497
Long-term debt, net of discount	223,000	217,426
Long-term operating and finance lease liabilities	167,870	91,785
Deferred tax liability	1,040	1,044
Payable pursuant to tax receivable agreements	114,842	118,874
Total liabilities	1,300,561	1,078,626

Stockholders' equity:
Common Stock	1,686	1,791
Additional paid in capital	1,123,967	1,266,097
Retained earnings	671,924	234,525
Accumulated other comprehensive loss	(9,015)	(7,396)
Total stockholders’ equity	1,788,562	1,495,017
Non-controlling interest	—	2,289
Total equity	1,788,562	1,497,306
Total liabilities and equity	$3,089,123	$2,575,932

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Net income	$148,608	$152,671	$147,263	$464,025	$247,122
Depreciation, depletion, and amortization	108,997	99,695	82,848	303,093	234,815
Interest expense, net	6,776	6,475	6,773	21,142	15,959
Income tax expense	49,843	47,332	2,572	151,658	3,637
EBITDA	$314,224	$306,173	$239,456	$939,918	$501,533
Stock based compensation expense	8,595	7,965	6,112	23,738	17,126
Fleet start-up costs	—	—	7,420	2,082	13,174
Transaction, severance, and other costs	202	985	1,767	1,804	5,293
Gain on disposal of assets	(3,808)	(3,660)	(4,277)	(6,981)	(3,041)
Loss on remeasurement of liability under tax receivable agreements	—	—	28,900	—	33,233
Gain on investments	—	—	(2,525)	—	(2,525)
Adjusted EBITDA	$319,213	$311,463	$276,853	$960,561	$564,793

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	September 30,
	2023	2022
Net income	$617,205
Add back: Income tax expense	147,228
Add back: Loss on remeasurement of liability under tax receivable agreements (1)	42,958
Adjusted Pre-tax net income	$807,391
Capital Employed
Total debt, net of discount	$223,000	$253,698
Total equity	1,788,562	1,407,438
Total Capital Employed	$2,011,562	$1,661,136

Average Capital Employed (2)	$1,836,349
Adjusted Pre-Tax Return on Capital Employed (3)	44%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of the release of the valuation allowance on the Company’s deferred tax assets and should be excluded in the determination of pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of September 30, 2023 and 2022.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended September 30, 2023 to Average Capital Employed.